Exhibit 99.3

W. R. GRACE & CO. AND SUBSIDIARIES
PRO FORMA AND PROSPECTIVE
FINANCIAL INFORMATION

W. R. GRACE & CO. AND SUBSIDIARIES

PRO FORMA AND PROSPECTIVE FINANCIAL INFORMATION

The following pro forma and prospective financial information (the “Financial Information”) of W. R. Grace & Co. and its Subsidiaries (“Grace”) has been prepared for the sole purpose of evaluating the feasibility of the proposed Joint Plan of Reorganization (as such plan may be amended or modified, the “Plan”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) of W. R. Grace & Co., certain of its Subsidiaries, the Official Committee of Asbestos Personal Injury Claimants, the Future Claimants’ Representative, and the Official Committee of Equity Security Holders.  The Financial Information reflects Grace’s estimate of its expected consolidated financial position, results of operations, and cash flows as if the Plan were adopted as proposed.  The Financial Information was prepared on the basis of the global operations of Grace, which include certain domestic and international subsidiaries and affiliates that are not debtors under the Bankruptcy Code.

WHILE GRACE BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PRO FORMA AND PROSPECTIVE FINANCIAL INFORMATION, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE IS GIVEN THAT ANY OF THE FINANCIAL RESULTS WILL BE REALIZED. THIS FINANCIAL INFORMATION SHOULD NOT BE REGARDED AS A GUARANTEE OR WARRANTY BY GRACE, ITS ADVISORS, OR ANY OTHER PERSON, AS TO THE ACHIEVABILITY OF THE PRO FORMA OR PROSPECTIVE FINANCIAL POSITION, RESULTS OF OPERATIONS, EARNINGS PER SHARE OR CASH FLOWS.  GRACE ASSUMES NO OBLIGATION OR UNDERTAKING TO UPDATE THE FINANCIAL INFORMATION.

All estimates and assumptions underlying the Financial Information were developed by Grace.  Estimates of projected operating performance and cash flows were based upon Grace’s current operating plans and strategic plans which include consideration of recent historic performance, expected future economic conditions, investment plans and other relevant factors.  The assumptions disclosed herein are those that Grace believes are significant to the understanding and evaluation of the Financial Information.  Although Grace believes the assumptions used are reasonable under the circumstances, such assumptions are subject to significant uncertainties which include, but are not limited to the following:  changes in the terms of the Plan before it is final; the availability of exit financing on terms satisfactory to Grace; changes in the economic, competitive or political environment; changes in demand for Grace’s products; technological breakthroughs, product innovations or competitive pricing strategies that negatively affect the profitability of a product or line of business; the availability and cost of raw materials, energy and labor; changes in foreign currency exchange rates or interest rates; the outcome of ongoing legal proceedings (specifically the Montana criminal proceeding); and other factors affecting Grace’s operations as set forth in Grace’s 2007 Form 10-K.  Despite Grace’s efforts to foresee and plan for the effects of changes in these circumstances, Grace cannot predict their impact with certainty.  Consequently, actual financial results will likely vary from those shown in the Financial Information, and the variations could be material.

The Financial Information was prepared by Grace using guidelines promulgated by the United States Securities and Exchange Commission (“SEC”) and the American Institute of Certified Public Accountants (“AICPA”).  The Financial Information has not been audited or reviewed by registered independent accountants.

I.     FINANCIAL INFORMATION PRESENTED

The Financial Information includes:

•                  Pro forma condensed consolidated balance sheet of Grace as of June 30, 2008, reflecting the accounting effects of the Plan as if it were effective on that date.

•                  Pro forma consolidated statements of operations of Grace for the year ended December 31, 2007 and for the six months ended June 30, 2008, reflecting the accounting effects of the Plan as if it were in effect at the beginning of each period presented.

•                  Projected condensed consolidated balance sheets of Grace as of December 31, 2008 and 2009, as if the Plan were effective at December 31, 2008, together with historical information as of December 31, 2005, 2006 and 2007.

•                  Projected consolidated statements of operations and analysis of continuing operations of Grace for the years ending December 31, 2008 and 2009, as if the Plan were effective on December 31, 2008, together with historical information for the years ended December 31, 2005, 2006 and 2007.

•                  Projected condensed consolidated statements of cash flows of Grace for the years ending December 31, 2008 and 2009, as if the Plan were effective on December 31, 2008, together with historical information for the years ended December 31, 2005, 2006 and 2007.

The Financial Information has been prepared in conformity with United States Generally Accepted Accounting Principles consistent with those currently used by Grace in the preparation of its consolidated financial statements, except as noted below and discussed further on pages 9-10.  A detailed explanation of Grace’s accounting policies is provided in Grace’s Form 10-K for the year ended December 31, 2007.  The Plan will be accounted for in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”).  Effective with reports issued for the third quarter 2008, Grace will value its U.S. inventories under the first-in/first-out (FIFO) method, and the prospective Financial Information contained herein reflects this change in accounting method.

The Financial Information should be read in conjunction with the significant assumptions, qualifications and notes set forth herein and with the audited consolidated financial statements for the year ended December 31, 2007 contained in Grace’s 2007 Form 10-K and with the consolidated financial statements for the six months ended June 30, 2008 contained in Grace’s second quarter 2008 Form 10-Q.  The historical financial information included herein was derived from such documents.  The Forms 10-K and 10-Q are available at www.grace.com or from the SEC’s EDGAR system at www.sec.gov.

II.    THE REORGANIZATION PLAN

A.    GENERAL TERMS AND ASSUMPTIONS

The Plan is considered a “hypothetical assumption” (as defined under AICPA guidance for prospective financial information) until confirmed by the Bankruptcy Court.  The Plan may change significantly as proceedings under Grace’s Chapter 11 case continue.

The Financial Information assumes the following terms of the Plan:

Asbestos Related Claims:

•                  Asbestos-related personal injury claims (“Asbestos PI Claims”) will be resolved as outlined in the Plan through the contribution of cash, warrants, deferred payments and proceeds received under third party arrangements to a trust (the “Asbestos PI Trust”) established under Bankruptcy Code Section 524(g) (“Section 524(g)”).  The specific components of the Grace contribution to the Asbestos PI Trust are:

•                  Cash of $359 million, including $250 million pursuant to the asbestos personal injury settlement announced in April 2008 and $109 million pursuant to the arrangement described below.

In order to ensure that the Sealed Air Indemnified Parties and the Fresenius Indemnified Parties obtain Section 524(g) protection with respect to all asbestos personal injury and property damage claims, Cryovac and Fresenius will pay a total of $109 million to the Asbestos PD Trust (defined below), which amount would otherwise have been paid by Grace for resolved property damage claims.  As an offset, the Cryovac and Fresenius payments to the Asbestos PI Trust will be reduced by a total of $109 million and Grace’s payment to the Asbestos PI Trust will be increased by $109 million.

•                  Warrants (“Warrants”) to acquire 10 million shares of Grace common stock at an exercise price of $17 per share expiring one year after the Effective Date (defined below).

•                  Deferred payments (“Deferred Payments”) of $110 million per year for five years beginning January 2, 2019 and of $100 million per year for ten years beginning January 2, 2024.

•                  Rights to proceeds under Grace’s asbestos-related insurance coverage.

•                  Asbestos-related property damage claims (“Asbestos PD Claims”), including the US ZAI PD Claims, will be resolved as outlined in the Plan through the payment by Cryovac and Fresenius of $109 million to a trust (the “Asbestos PD Trust”) established under Section 524(g) as described above and the contribution by Grace of the Asbestos PD Note.  The Asbestos PD Note will represent an obligation of Grace to pay the Asbestos PD Trust for Asbestos PD Claims allowed after the Effective Date.  At the Effective Date, the Asbestos PD Note will have no balance.  The Financial Information assumes no payments for US ZAI PD Claims.  Grace will resolve the Canadian ZAI PD Claims through the payment of approximately $6.4 million to the CDN ZAI PD Claim Fund as set forth in the Plan.

•                  Cryovac will contribute directly to the Asbestos PI Trust and the Asbestos PD Trust a total of (i) cash of $512.5 million plus accrued interest of 5.5% from December 21, 2002, and (ii) 18 million shares of Sealed Air Corporation common stock.

•                  Fresenius will contribute directly to the Asbestos PI Trust and Asbestos PD Trust a total of $115 million.

Other Claims:

•                  Grace will pay approximately $1,049 million (estimated as of June 30, 2008) of cash to satisfy other claims payable at the Effective Date.  In addition, “Emergence Contingencies” in the amount of $125 million have been included for bank fees, legal fees, and other allowable claims.

Ongoing Liabilities:

•                  Grace will satisfy all other liabilities subject to compromise, as they become due and payable over time.  Such liabilities are estimated at approximately $352 million as of June 30, 2008 and include amounts for post retirement benefits, environmental remediation, income tax contingencies, and probable payments under the Asbestos PD Note.

The Financial Information assumes no payments for contingencies not contemplated by the Plan, including but not limited to default interest on Grace’s pre-petition bank debt (as demanded by the pre-petition bank debt holders) and resolution of the Libby criminal case.  (The Financial Information assumes payments for Libby defense costs continue through 2009.)  If any of such contingencies become probable and estimable, Grace will record a liability at that time.

B.    EXIT FINANCING

The Financial Information assumes Grace pays claims with existing cash and investments, borrowings under a new credit facility and future operating cash flow.  The Financial Information assumes a new $1,750 million credit facility to fund allowed claims payable on the Effective Date and to provide working capital and letters of credit for continuing operations.  Of such amount, $1,500 million is assumed funded at emergence, with $250 million of revolver capacity undrawn and available for future needs.  In addition, Grace is assumed to have cash and investment securities of approximately $381 million on the Effective Date to fund working capital and strategic capital needs and any contingencies, including but not limited to the contingencies referred to in the preceding paragraph.  The Financial Information assumes a 9% interest rate on outstanding borrowings.

Obtaining exit financing in an amount and on terms satisfactory to Grace is a condition to the occurrence of the Effective Date.  The Financial Information has been prepared at a time of significant uncertainty with respect to the condition of financial markets as they relate to Grace’s exit financing requirements.  If exit financing is not available to Grace in the amounts assumed, Grace could reduce the amount of funded financing by up to $250 million based on the assumed amount of cash and investments as of the Effective Date.

C.    EFFECTIVE DATE

The Financial Information assumes an emergence date of December 31, 2008 (the “Effective Date”), although Grace anticipates that emergence will actually occur in 2009.  This assumption is made to present full-year 2009 results without the effects of the bankruptcy proceedings and the emergence.  Legal and other expenses expected to be incurred between December 31, 2008 and the actual emergence date in 2009 are included in projected 2008 results as Emergence Contingencies as described above.

III.   PRO FORMA FINANCIAL INFORMATION

A.    PRO FORMA BALANCE SHEET - The pro forma balance sheet as of June 30, 2008 reflects the accounting effects of the Plan as if it were effective on that date.  The income tax effects of the pro forma adjustments have been computed at a 35% Federal tax rate (state deferred income tax assets carry a full valuation allowance and do not change).

Following is a description of the pro forma adjustments:

1.     Adjustment to Liability and Additional Expense – Reflects a reduction of approximately $421 million of asbestos-related contingencies reflecting the terms of the Plan, partially offset by a $125 million liability for Emergence Contingencies, including bank fees, legal fees, and other allowable claims.  It is assumed that approximately 20% of such Emergence Contingencies will be treated for tax purposes as nondeductible reorganization expenses.  The net reduction of liabilities will reduce deferred tax assets.

2.     Borrowings Under New Debt Agreements – Reflects $1,500 million of debt funded at emergence, and the implementation of assumed tax planning strategies that allow Grace to place up to approximately $550 million of debt in its foreign subsidiaries on a tax efficient basis.  The anticipated tax planning strategies are expected to generate U.S. taxable income and to use approximately $195 million (on a tax-effected basis) of net operating loss (“NOL”) carryforwards.  The anticipated strategy will generate tax deductions in the foreign subsidiaries that will immediately reduce cash taxes in those subsidiaries.

3.     Disposition of COLI – Reflects the net proceeds of the sale or surrender of corporate-owned life insurance polices, assumed to be liquidated to provide additional cash at emergence.  The related $13 million deferred tax liability is reclassified to reduce NOL carryforward.

4.     Consideration to the Asbestos PI Trust – Reflects the transfer by Grace to the Asbestos PI Trust of (i) cash of $359 million (including $250 million pursuant to the asbestos personal injury settlement announced in April 2008), (ii) the Warrants, (iii) the Deferred Payments, and (iv) rights to proceeds from Grace’s product liability insurance policies.

The Warrants, recorded at approximately $50 million, are valued using an assumed Grace common stock price of approximately $21 based on the valuation estimates in Section 2.11 of the Disclosure Statement.  The value of the Warrants is deductible for tax purposes when transferred to the Asbestos PI Trust.  The related deferred income tax assets are reclassified from temporary differences to NOL carryforward.

The Deferred Payments are valued using a 10% discount rate and have an estimated net present value of approximately $338 million.  Grace will recognize income tax deductions on the Deferred Payments when cash payments are made to the Asbestos PI Trust.

The transfer of rights to insurance proceeds has no net tax effect as insurance income is offset by deductions generated from the transfer to the Asbestos PI Trust.

5.     Payment of Remaining Pre-Petition Liabilities – Reflects payment of all remaining claims payable on the Effective Date, including the Canadian ZAI PD Claims and the Emergence Contingencies.  The related deferred income tax assets are reclassified from temporary differences to NOL carryforward.

6.     Environmental Settlement – Assumes that the $250 million environmental settlement with the U.S. Government was fully paid as of June 30, 2008 (the June 30, 2008 balance sheet includes a liability of $150 million for the unpaid portion of this settlement; the settlement amount was fully paid in July 2008).  The related deferred income taxes are reclassified to NOL carryforward.

7.     NOLs – Assumes that Grace will receive federal and state income tax deductions attributable to its payment of certain bankruptcy claims.  These deductions will result in NOL carryforwards.  After pro forma adjustments to the June 30, 2008 balance sheet, NOL carryforwards are increased to approximately $458 million (tax effected at approximately $160 million).  It is assumed that use of federal NOLs will be unrestricted and that a valuation allowance will not be established.  However, the realization of the tax benefits of NOL carryforwards depends on the amount and timing of future U.S. taxable income and the avoidance of limitation events.  The pro forma balance sheet reflects the effects of anticipated tax planning strategies related to the placement of debt in Grace’s foreign subsidiaries that will reduce cash taxes paid during the projection period.

B.    PRO FORMA STATEMENTS OF OPERATIONS – The pro forma statements of operations reflect the accounting effects of the Plan (i) as if it were put into effect on December 31, 2007 for the reporting period ended June 30, 2008, and (ii) as if it were put into effect on December 31, 2006 for the reporting period ended December 31, 2007.

The pro forma income adjustments consist of:

1.     A reduction of selling, general and administrative expenses to reflect lower insurance, legal and other non-continuing, non-core costs.

2.     The elimination of interest expense for the pre-petition debt and the addition of interest expense for the $1,500 million in exit financing.  The Financial Information assumes a 9% interest rate on outstanding borrowings under the new credit facility.

3.     Additional interest expense accrued on the Deferred Payments, assuming a 10% accrual rate.

4.     A reduction in Chapter 11 expenses (net of interest income) reflecting the conclusion of the Chapter 11 cases.  Chapter 11 expenses incurred in the year after emergence are assumed to be $20 million.

5.     A reclassification of interest income from Chapter 11 expenses to other income to reflect the accounting classification expected to be used after emergence.

6.     The tax effects of the pro forma adjustments at a 35% effective tax rate.

Pro forma earnings per share are adjusted to reflect the dilutive effect of the Warrants, estimated to be approximately 2.2 million shares.

Grace has recently initiated an employee stock option incentive compensation program.  Options granted will have an exercise price equal to the fair market value of Grace’s common stock on the grant date.  Such stock option grants may dilute earnings per share if the market price of Grace’s common stock increases above the option exercise prices.  An initial grant was made on September 11, 2008.  The Financial Information reflects the dilutive effects of this grant based on the exercise price and an assumed Grace common stock price of approximately $21 (based on the valuation estimates in Section 2.11 of the Disclosure Statement).

IV. PROSPECTIVE FINANCIAL INFORMATION – SIGNIFICANT ASSUMPTIONS

A.  GENERAL ECONOMIC AND INDUSTRY FACTORS

The prospective financial information has been prepared at a time of heightened economic uncertainty, including significant uncertainty with respect to (1) the rate of economic growth in North America, Europe, and other regions in which Grace operates, (2) the amount of raw material and energy cost inflation, (3) the value of the U.S. dollar compared to other currencies, particularly the euro, and (4) the condition of financial markets as they relate to Grace’s exit financing requirements.

Grace has made assumptions about economic growth, inflation, and currency exchange rates in order to develop the prospective financial information.  Although Grace believes the assumptions made are reasonable under the circumstances, such assumptions are subject to significant uncertainties.  Actual economic conditions will likely vary from those assumed in the prospective financial information, and such variations could have a material effect on Grace’s actual consolidated financial position, results of operations, and cash flows.

Grace’s sales are affected by the rate of economic growth and general economic conditions in the regions in which it operates and the level of demand in the petroleum refining industry and the construction industry (among other industries).  Both industries are currently experiencing increased uncertainty with respect to overall industry conditions and reduced demand in certain products and in certain geographies.  Economic growth in North America and Europe is assumed to slow during the projection period.  In the aggregate, Grace has assumed market growth of less than 1% for the industries it serves in 2009.

Grace has experienced significant cost inflation during 2008, and the prospective financial information assumes costs continue to increase in 2009.  Total raw material and energy cost inflation in 2009 is assumed to be approximately $100 million to $120 million, an assumed increase of approximately 8% in 2009 versus an assumed increase of approximately 15% in 2008.

Grace manages its operations to maximize sales, earnings and cash flow based on actual and expected economic conditions.  The prospective financial information assumes operating strategies appropriate to the economic assumptions described above, including, for example, significant price increases based on expectations of significant raw material cost inflation.  As economic conditions further develop in 2008 and 2009, Grace will adjust its operating strategies as appropriate.  Actual operating strategies may vary from those assumed in the prospective financial information, and such variations could have a material effect on Grace’s results.

B. CHANGE IN INVENTORY ACCOUNTING

Through June 30, 2008, Grace has valued its U.S. inventories under the last-in/first-out (LIFO) method and its non-U.S. inventories under the first-in/first-out (FIFO) method.  As Grace has grown its businesses outside the U.S., an increasing proportion of its inventories have been valued under the FIFO method.  As of June 30, 2008, 50.1% of Grace’s inventories were valued under the FIFO method and 49.9% of Grace’s inventories were valued under the LIFO method.  Effective in the third quarter of 2008, Grace is changing its accounting method to FIFO for all inventories.  This change will provide for a consistent, global inventory valuation standard.

The Financial Information presents inventories and earnings under the LIFO method for U.S. inventories for the historical periods presented, consistent with Grace’s existing historical financial statements.  Grace will restate its historical financial statements for public reporting purposes on a retrospective basis as required by SFAS No. 154 beginning with reports issued for the third quarter 2008.  Inventories and earnings are presented under the FIFO method for all inventories for the projected periods presented, consistent with Grace’s expected accounting method for those periods.

The following table summarizes the effects of the change in accounting method for inventories, pretax income from core operations (Core EBIT) and net income for the historical periods included in the Financial Information.  The change in inventory valuation between the LIFO and FIFO methods relates primarily to price increases of raw materials, commodity metals, and energy used in Grace Davison products and production processes.

The change in accounting method has no effect on cash during the projection period due to Grace’s NOLs in the U.S.

	2005		2006		2007
	as reported	restated	as reported	restated	as reported	restated

Inventories	$278.3	344.1	284.6	324.5	303.5	$362.9

Pretax income from core operations	$201.5	214.9	240.2	225.3	284.6	$297.1

Net income	$67.3	72.0	18.3	13.1	80.3	$84.7

C. CURRENCY

Grace operates in over 40 countries and generates approximately two-thirds of its sales outside the United States.  Accordingly, Grace is exposed to currency exchange rate fluctuations that impact reported sales, earnings, and cash.  Grace’s most significant foreign currency exposure is to the euro.  The Financial Information assumes a U.S. dollar/euro exchange rate of $1.40/euro for the projected portion of 2008 and $1.38/euro for 2009.  The U.S. dollar/euro exchange rate as of September 19, 2008 was $1.45/euro.  No other foreign currency accounts for more than 5% of Grace’s sales or earnings.

D.  SALES

Sales are assumed to increase approximately 9.1% from 2007 to 2008 and approximately 2.9% from 2008 to 2009.  Before the effects of currency translation, sales are assumed to increase approximately 6.2% from 2007 to 2008 and approximately 6.0% from 2008 to 2009.  The assumed level of sales in 2009 is based on (1) assumed lower levels of growth in the regions in which Grace operates and in the industries Grace serves and (2) unfavorable currency translation effects (based on the assumed level of U.S. dollar/euro exchange rates), partially offset by (3) the benefit of assumed price increases in response to higher raw material costs and (4) the execution of Grace’s growth strategies, including increased business with existing customers, acquisition of new customers, commercialization of new products, and penetration of new geographic markets.  Grace expects sales growth to return to historical levels as global economic growth returns to its trend levels, although this is expected to occur after 2009.

E.  OPERATING EXPENSES

Cost of goods sold is assumed to increase based on sales volumes, assumed levels of inflation for raw materials and energy, as discussed above, and changes in labor and other manufacturing expenses.  Other expenses such as selling, general and administrative expenses and research and development expenses are assumed to increase based on Grace’s operating strategies and assumed levels of inflation for wages and other costs.

F.  EARNINGS

Pretax income from core operations (“Core EBIT”) is assumed to increase approximately 7.7% from 2007 to 2008 and approximately 6.3% from 2008 to 2009.  Before the effects of currency translation, Core EBIT is assumed to increase approximately 2.1% from 2007 to 2008 and approximately 12.2% from 2008 to 2009.  Pre-tax income from core operations before depreciation and amortization (“Core EBITDA”) is assumed to increase approximately 7.4% and 6.6% over the same periods.  Before the effects of currency translation, Core EBITDA is assumed to increase approximately 1.8% and 12.0% over the same periods.  Earnings growth is assumed to exceed sales growth in 2009 due to the effects of Grace’s pricing, product, and productivity strategies.  Core EBIT and Core EBITDA margins have been negatively affected during 2008 due to significant raw material and energy cost inflation, which has outpaced price improvements and productivity gains.  Grace expects margins to improve as inflation moderates and prices fully reflect the higher raw material and energy costs.  Grace expects the growth of Core EBIT and Core EBITDA to return to historical levels as global economic growth and inflation return to their trend levels, although this is expected to occur after 2009.

G.    INTEREST EXPENSE AND INTEREST INCOME

The Financial Information assumes a 9% interest rate on outstanding borrowings under the new debt facility.  Interest income is assumed on available cash balances at an investment earnings rate of 2.5%.

H.    CHAPTER 11 EXPENSES

Chapter 11 expenses are projected in 2008 based upon expected levels of activity in the Chapter 11 cases.  Chapter 11 expenses incurred in the year after emergence are assumed to be $20 million.

I.  INCOME TAXES

Income tax expense is calculated at an effective U.S. Federal rate of 35% and an effective foreign rate of 30.0%.  Due to the availability of NOLs, Grace does not expect to pay cash taxes in the U.S. in 2009.  Foreign subsidiaries are expected to pay cash taxes as expensed each year.

J. WORKING CAPITAL

The Financial Information assumes that net working capital requirements decline from June 30, 2008 to December 31, 2008, consistent with the historical seasonality of Grace’s working capital requirements.  Projected working capital amounts also reflect the benefit of current cash productivity initiatives that are expected to continue through 2009.

K.    PENSION LIABILITIES AND PENSION EXPENSE

The Financial Information assumes that Grace will continue to fund all minimum required payments under the U.S. qualified plans, and to fund non-U.S. pension plans based on applicable legal requirements and actuarial and trustee recommendations.  It is also assumed that unfunded pay-as-you-go plan benefits will continue to be paid as they become due.  The Financial Information assumes cash payments of $54 million for the pension plans in 2009.  Such amount is based on completed actuarial studies and is not expected to vary significantly as a result of any changes in the returns on pension assets or the discount rates used to measure pension obligations.

The Financial Information assumes pension expense of $56 million in 2009, consistent with the amount assumed for 2008.  Pension expense in 2009 could vary significantly based on actual market factors, including the actual return on pension assets compared to expected returns and changes in the discount rates used to measure pension obligations.  Lower than expected returns on pension assets and decreases in the discount rates would result in higher pension expense in future periods.  Changes in service cost and other actuarial assumptions may also affect pension expense in subsequent periods.

L.    WARRANTS

The Warrants are assumed to be exercised on December 31, 2009.  The $170 million in cash exercise proceeds is assumed to be used to repay outstanding debt and is recorded as an increase to paid-in capital at the time of exercise.

W. R. Grace & Co. and Subsidiaries

Proforma Condensed Consolidated Balance Sheet

		Proforma Adjustments
		Adjustment to	Borrowings			Payment of
	June 30,	Liability	Under		Consideration	Remaining		June 30,
	2008	and Additional	New Debt	Disposition of	to the	Pre-Petition	Environmental	2008
In millions	Reported	Expense	Agreements	COLI	Asbestos PI Trust	Liabilities	Settlement	Proforma
ASSETS
Current Assets
Cash and cash equivalents	$395.4	$—	$1,500.0	$67.2	$(359.0)	$(1,180.5)	$(150.0)	$273.1
Investment securities	50.5	—	—	—	—	—	—	50.5
Cash value of life insurance policies, net of policy loans	70.7	—	—	(70.7)	—	—	—	—
Trade accounts receivable, net	534.9	—	—	—	—	—	—	534.9
Inventories	368.7	—	—	—	—	—	—	368.7
Deferred income taxes	97.0	—	19.5	—	—	(13.2)	(52.5)	50.8
Other current assets	85.9	—	—	—	—	—	—	85.9
Total Current Assets	1,603.1	—	1,519.5	(3.5)	(359.0)	(1,193.7)	(202.5)	1,363.9

Properties and equipment, net	724.4	—	—	—	—	—	—	724.4
Goodwill	126.7	—	—	—	—	—	—	126.7
Cash value of life insurance policies, net of policy loans	3.9	—	—	—	—	—	—	3.9
Deferred income taxes:
Net operating loss carryforward	13.0	—	(194.5)	(13.0)	143.2	159.1	52.5	160.3
Temporary differences	694.2	(112.5)	175.0	13.0	(143.2)	(134.2)	—	492.4
Asbestos-related insurance	500.0	—	—	—	(500.0)	—	—	—
Overfunded defined benefit pension plans	58.0	—	—	—	—	—	—	58.0
Other assets	135.5	—	—	—	—	—	—	135.5
Total Assets	$3,858.8	$(112.5)	$1,500.0	$(3.5)	$(859.0)	$(1,168.8)	$(150.0)	$3,065.0

		Proforma Adjustments
		Adjustment to	Borrowings			Payment of
	June 30,	Liability	Under		Consideration	Remaining		June 30,
	2008	and Additional	New Debt	Disposition of	to the	Pre-Petition	Environmental	2008
In millions	Reported	Expense	Agreements	COLI	Asbestos PI Trust	Liabilities	Settlement	Proforma
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Debt payable within one year	$3.8	—	—	—	—	—	—	$3.8
Accounts payable	228.9	—	—	—	—	—	—	228.9
Other current liabilities	436.9	—	—	—	—	—	(150.0)	286.9
Total Current Liabilities	669.6	—	—	—	—	—	(150.0)	519.6

Debt payable after one year	0.3	—	1,500.0	—	338.2	—	—	1,838.5
Deferred income taxes	35.0	—	—	—	—	—	—	35.0
Minority interest in consolidated entities	62.7	—	—	—	—	—	—	62.7
Underfunded defined benefit pension plans	173.8	—	—	—	—	—	—	173.8
Underfunded pay-as-you-go defined benefit pension plans	138.4	—	—	—	—	—	—	138.4
Other liabilities	51.6	—	—	(3.5)	—	(0.7)	—	47.4
Total Liabilities Not Subject to Compromise	1,131.4	—	1,500.0	(3.5)	338.2	(0.7)	(150.0)	2,815.4

Pre-petition bank debt plus accrued interest	805.1	—	—	—	—	(805.1)	—	—
Drawn letters of credit plus accrued interest	29.5	—	—	—	—	(29.5)	—	—
Income tax contingencies	100.8	—	—	—	—	(21.7)	—	79.1
Asbestos-related contingencies	1,700.0	(421.3)	—	—	(1,247.3)	(6.4)	—	25.0
Environmental contingencies	147.7	—	—	—	—	(77.9)	—	69.8
Postretirement benefits	165.3	—	—	—	—	(14.1)	—	151.2
Other liabilities and accrued interest	115.1	—	—	—	—	(88.4)	—	26.7
Other nonoperating liabilities, including emergence contingencies	—	125.0	—	—	—	(125.0)	—	—
Total Liabilities Subject to Compromise	3,063.5	(296.3)	—	—	(1,247.3)	(1,168.1)	—	351.8
Total Liabilities	4,194.9	(296.3)	1,500.0	(3.5)	(909.1)	(1,168.8)	(150.0)	3,167.2

Shareholders’ Equity (Deficit)
Common stock issued	0.8	—	—	—	—	—	—	0.8
Paid-in capital	434.9	—	—	—	50.1	—	—	485.0
Accumulated deficit	(366.5)	183.8	—	—	—	—	—	(182.7)
Treasury stock, at cost	(57.5)	—	—	—	—	—	—	(57.5)
Accumulated other comprehensive income (loss)	(347.8)	—	—	—	—	—	—	(347.8)
Total Shareholders’ Equity (Deficit)	(336.1)	183.8	—	—	50.1	—	—	(102.2)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,858.8	$(112.5)	$1,500.0	$(3.5)	$(859.0)	$(1,168.8)	$(150.0)	$3,065.0

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations

Proforma

		Proforma			Proforma
		Year Ended			Six Months Ended
		December 31, 2007			June 30, 2008
		As	Proforma		As	Proforma
In millions, except per share amounts	Note	Reported	Adjustments	Proforma	Reported	Adjustments	Proforma

Net sales		$3,115.2	$—	$3,115.2	$1,659.2	$—	$1,659.2

Cost of goods sold		2,147.4	—	2,147.4	1,162.5	—	1,162.5
Selling, general and administrative expenses	1	600.6	(16.9)	583.7	296.4	(3.7)	292.7
Research and development expenses		79.6	—	79.6	42.9	—	42.9
Defined benefit pension expense		52.6	—	52.6	28.3	—	28.3
Interest expense and related financing costs	2	72.1	62.9	135.0	29.6	37.9	67.5
Interest accrued on deferred payments	3	—	33.8	33.8	—	16.9	16.9
Provision for environmental remediation		17.0	—	17.0	5.9	—	5.9
Chapter 11 expenses, net of interest income**	4,5	86.4	(66.4)	20.0	36.4	(16.4)	20.0
Other (income) expense, net	5	(33.1)	(8.7)	(41.8)	(24.5)	(1.6)	(26.1)
		3,022.6	4.7	3,027.3	1,577.5	33.1	1,610.6

Income before income taxes and minority interest		92.6	(4.7)	87.9	81.7	(33.1)	48.6
Benefit from (provision for) income taxes	6	5.8	10.9	16.7	(37.1)	13.9	(23.2)
Minority interest in consolidated entities		(18.1)	—	(18.1)	(6.0)	—	(6.0)
Net income		$80.3	$6.2	$86.5	$38.6	$(19.2)	$19.4

Basic earnings per share:
Net income		$1.15	$—	$1.23	$0.54	$—	$0.27
Weighted average number of basic shares		70.1	—	70.1	71.9	—	71.9

Diluted earnings per share:
Net income		$1.12	$—	$1.17	$0.53	$—	$0.26
Weighted average number of diluted shares		71.6	2.2	73.8	72.6	2.2	74.8

**               $20.0 million represents estimated reorganization expenses that are expected to be incurred post-emergence, and does not include any offset for interest income on filing entity cash balances.

W.R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations

As Reported and Projected

	As Reported				Projected - FIFO
	Year Ended December 31,				Year Ending December 31,
In millions, except per share amounts	2005	2006	2007		2008*	2009*

Net sales	$2,569.5	$2,826.5	$3,115.2		$3,400	$3,500

Cost of goods sold	1,774.9	1,923.8	2,147.4	See	2,384	2,441
Selling, general and administrative expenses	505.5	593.8	600.6	notes	608	614
Research and development expenses	63.7	65.6	79.6	regarding	85	91
Defined benefit pension expense	71.9	63.7	52.6	change	56	56
Interest expense and related financing costs	55.3	73.2	72.1	in	53	135
Interest accrued on deferred payments	—	—	—	inventory	—	34
Provision for environmental remediation	25.0	30.0	17.0	accounting	6	—
Chapter 11 expenses, net of interest income	30.9	49.9	86.4		84	20
Reduction of asbestos-related contingencies	—	—	—		(421)	—
Emergence contingencies, including legal expenses	—	—	—		125	—
Other (income) expense, net	(67.4)	(34.3)	(33.1)		(29)	(10)
	2,459.8	2,765.7	3,022.6		2,950	3,380

Income before income taxes and minority interest	109.7	60.8	92.6		450	120
Benefit from (provision for) income taxes	(21.3)	(8.1)	5.8		(176)	(40)
Minority interest in consolidated entities	(21.1)	(34.4)	(18.1)		(16)	(24)
Net income	$67.3	$18.3	$80.3		$259	$57

Basic earnings per share:
Net income	$1.01	$0.27	$1.15		$3.60	$0.79
Weighted average number of basic shares	66.8	67.9	70.1		71.9	71.9

Diluted earnings per share:
Net income	$1.00	$0.27	$1.12		$3.56	$0.76
Weighted average number of diluted shares	67.3	68.3	71.6		72.6	74.8

* Assumes plan of reorganization effective as of December 31, 2008.

W.R. Grace & Co. and Subsidiaries

Consolidated Analysis of Continuing Operations

As Reported and Projected

	As Reported				Projected - FIFO
	Year Ended December 31,				Year Ending December 31,
In millions	2005	2006	2007		2008*	2009*

Total Grace net sales	$2,569.5	$2,826.5	$3,115.2	See	$3,400	$3,500
				notes
Pre-tax income from core operations	201.5	240.2	284.6	regarding	320	340
Pre-tax income (loss) from noncore activities	(30.3)	(97.7)	(59.3)	change	251	(65)
Interest expense, including interest accrued on deferred payments	(55.3)	(73.2)	(72.1)	in inventory	(57)	(169)
Interest income	3.6	7.0	7.7	accounting	4	10
Income before Chapter 11 expenses and income taxes	119.5	76.3	160.9		518	116
Chapter 11 expenses, net of interest income	(30.9)	(49.9)	(86.4)		(84)	(20)
Benefit from (provision for) income taxes	(21.3)	(8.1)	5.8		(176)	(40)
Net income (loss)	$67.3	$18.3	$80.3		$259	$57

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales	7.8%	8.5%	9.1%		9.4%	9.7%
Pre-tax income from core operations as a percentage of sales adjusted for profit sharing of joint ventures:	8.7%	9.7%	9.7%		9.9%	10.4%
Pre-tax income from core operations before depreciation and amortization	$322.4	$353.7	$398.0		$441	$470
As a percentage of sales	12.5%	12.5%	12.8%		13.0%	13.4%
Depreciation and amortization	$120.9	$113.5	$113.4		$121	$130
Gross profit percentage (sales less cost of goods sold as a percent of sales):	30.9%	31.9%	31.1%		29.9%	30.3%

* Assumes plan of reorganization effective as of December 31, 2008.

W. R. Grace & Co. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

As Reported and Projected

	As Reported			Projected - FIFO
	December 31,			December 31,
In millions	2005	2006	2007	2008*	2009*

Operating Activities
Net income	$67.3	$18.3	$80.3	$259	$57
Depreciation and amortization	120.9	113.5	113.4	121	130
Chapter 11 expenses, net of interest income	30.9	49.9	86.4	84	20
(Benefit from) provision for income taxes	21.3	8.1	(5.8)	176	40
Income taxes paid, net of refunds	(45.7)	(51.6)	(51.1)	(60)	(56)
Minority interest in consolidated entities	21.1	34.4	18.1	16	24
Dividends paid to minority interests in consolidated entities	(0.4)	(6.7)	(12.0)	(25)	(12)
Interest accrued on pre-petition liabilities subject to compromise	50.6	71.3	70.9	44	—
Net (gain) loss on sales of investments and disposals of assets	0.7	(0.6)	(1.9)	—	—
Defined benefit pension expense	71.9	63.7	52.6	56	56
Payments under defined benefit pension arrangements	(47.7)	(121.5)	(105.7)	(67)	(54)
Payments under postretirement benefit plans	(11.9)	(13.9)	(5.0)	(7)	(8)
Net income from life insurance policies	(3.5)	(4.1)	(5.4)	(3)	—
Provision for (recovery of) uncollectible receivables	2.6	3.5	(0.4)	—	—
Provision for environmental remediation	25.0	30.0	17.0	6	—
Expenditures for environmental remediation	(6.7)	(10.9)	(9.5)	(1)	(14)
Expenditures for retained obligations of divested businesses	(1.0)	(3.6)	(1.0)	—	—
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trade accounts receivable, inventories and accounts payable), net of inventory accounting change	(46.3)	6.1	(47.6)	(49)	50
Other accruals and non-cash items, including changes in deferred income taxes	(31.0)	17.1	(2.7)	(304)	22
Net cash provided by operating activities before Chapter 11 expenses and settlements	218.1	203.0	190.6	244	253
Cash paid on liabilities subject to compromise	(119.7)	—	(10.3)	(1,791)	(25)
Chapter 11 expenses paid	(31.1)	(50.3)	(92.1)	(84)	(20)
Net cash provided by operating activities	67.3	152.7	88.2	(1,631)	208

Investing Activities
Capital expenditures	(94.0)	(119.2)	(136.9)	(146)	(150)
Investments in short term debt securities	—	—	(124.7)	—	—
Purchase of equity investment	—	—	(6.3)	—	—
Businesses acquired, net of cash acquired	(5.5)	(19.6)	(5.5)	—	—
Proceeds from sale of business/product line	4.5	—	21.8	—	—
Proceeds from termination of life insurance policies	14.8	0.3	14.8	77	4
Net investment in life insurance policies	0.5	(0.5)	(1.2)	—	—
Proceeds from sales of investments and disposals of assets	1.8	9.6	31.1	79	22
Net cash used for investing activities	(77.9)	(129.4)	(206.9)	10	(124)

Financing Activities
Net payment of loans secured by cash value of life insurance policies	(0.6)	(0.1)	(0.1)	—	—
Net (repayments) borrowings under credit arrangements	(10.4)	0.3	8.3	1,500	(170)
Fees paid under debtor-in possession credit facility	(2.2)	(2.4)	(2.6)	(3)	—
Proceeds from exercise of warrants and stock options	3.1	24.1	40.1	—	170
Net cash provided by (used for) financing activities	(10.1)	21.9	45.7	1,497	(0)
Effect of currency exchange rate changes on cash and cash equivalents	(15.0)	16.4	17.2	2	—
Increase (decrease) in cash and cash equivalents	(35.7)	61.6	(55.8)	(122)	84
Cash and cash equivalents, beginning of period	510.4	474.7	536.3	481	359
Cash and cash equivalents, end of period	$474.7	$536.3	$480.5	$359	$443

*  Assumes plan of reorganization effective as of December 31, 2008.

W.R. Grace & Co. and Subsidiaries

Condensed Consolidated Balance Sheets

As Reported and Projected

	As Reported			Projected - FIFO
	December 31,			December 31,
In millions	2005	2006	2007	2008*	2009*
ASSETS
Current Assets
Cash and cash equivalents	$474.7	$536.3	$480.5	$359	$443
Investment securities	—	2.4	100.9	22	—
Cash value of life insurance policies, net of policy loans	—	—	77.1	—	—
Trade accounts receivable, net	401.7	426.3	498.1	513	520
Inventories (see notes regarding inventory accounting change in 2008)	278.3	284.6	303.5	425	426
Deferred income taxes	26.8	37.8	37.7	54	58
Other current assets	84.8	81.4	80.7	86	105
Total Current Assets	1,266.3	1,368.8	1,578.5	1,459	1,552

Properties and equipment, net	632.9	664.5	706.1	731	751
Goodwill	103.9	116.5	122.3	127	127
Cash value of life insurance policies, net of policy loans	84.8	89.2	3.9	4	—
Deferred income taxes:
Net operating loss carryforwards	106.9	133.8	—	184	192
Temporary differences and tax credit carryforwards	572.2	594.7	767.5	448	430
Asbestos-related insurance	500.0	500.0	500.0	—	—
Overfunded defined benefit pension plans	121.5	38.4	54.1	54	54
Other assets	150.1	131.5	136.6	132	132
Total Assets	$3,538.6	$3,637.4	$3,869.0	$3,138	$3,238

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Debt payable within one year	$2.3	$3.3	$4.7	$5	$5
Accounts payable	166.8	172.7	191.3	220	276
Other current liabilities	221.2	272.6	325.1	307	306
Total Current Liabilities	390.3	448.6	521.1	532	587

Debt payable after one year	0.4	0.2	0.3	1,500	1,330
Deferred payments	—	—	—	338	372
Deferred income taxes	62.5	58.9	32.7	48	43
Minority interest in consolidated entities	36.4	65.0	70.8	62	73
Underfunded defined benefit pension plans	321.4	222.9	169.1	158	159
Unfunded pay-as-you-go defined benefit pension plans	126.1	126.7	137.9	138	138
Other liabilities	41.7	43.3	46.2	47	47
Total Liabilities Not Subject to Compromise	978.8	965.6	978.1	2,822	2,749

Pre-petition bank debt plus accrued interest	669.2	723.1	783.0	—	—
Drawn letters of credit plus accrued interest	15.5	16.4	26.9	—	—
Income tax contingencies	136.5	141.2	89.3	64	62
Asbestos-related contingencies	1,700.0	1,700.0	1,700.0	25	—
Environmental contingencies	342.0	361.1	368.6	65	51
Postretirement benefits	187.7	158.9	172.7	147	139
Other liabilities and accrued interest	104.2	120.9	137.0	27	22
Liabilities Subject to Compromise**	3,155.1	3,221.6	3,277.5	328	274
Total Liabilities	4,133.9	4,187.2	4,255.6	3,150	3,023

Shareholders’ Equity (Deficit)
Common stock issued	0.8	0.8	0.8	1	1
Paid-in capital	423.4	423.8	431.5	503	672
Retained earnings/(accumulated deficit)	(505.9)	(487.6)	(405.1)	(109)	(53)
Treasury stock, at cost	(119.7)	(96.0)	(63.7)	(58)	(58)
Accumulated other comprehensive income (loss)	(393.9)	(390.8)	(350.1)	(348)	(348)
Total Shareholders’ Equity (Deficit)	(595.3)	(549.8)	(386.6)	(11)	215
Total Liabilities and Shareholders’ Equity (Deficit)	$3,538.6	$3,637.4	$3,869.0	$3,138	$3,238

*                      Assumes plan of reorganization effective as of December 31, 2008.

**               2009 projected amounts represent pre-petition liabilities that are assumed to be reinstated but not paid at emergence.  We retain the current presentation here for transparency to these amounts.